SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 9, 2015

                        INTERFACE, INC.
(Exact name of Registrant as Specified in its Charter)

Georgia	001-33994	58-1451243
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2859 Paces Ferry Road, Suite 2000 Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (770) 437-6800

                                           Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2015, the Company appointed Jay D. Gould as Executive Vice President and Chief Operating Officer.  A copy of the press release announcing Mr. Gould’s appointment is attached hereto as Exhibit 99.1.  Mr. Gould’s employment in this position is scheduled to commence on January 26, 2015.

Since 2012, Mr. Gould (age 55) has been the Chief Executive Officer of American Standard Brands, a kitchen and bath products company.  Prior to his employment with American Standard Brands, Mr. Gould held senior executive roles at Newell Rubbermaid Inc., a global marketer of consumer and commercial products, serving as President of its Home & Family business group (2008-2012) and President of its Parenting Essentials business group (2006-2008).  He also previously held executive level positions at The Campbell Soup Company (2002-2006) and The Coca-Cola Company (1995-2002).

Mr. Gould’s compensation is described in his Employment and Change in Control Agreement, dated January 9, 2015 (the “Agreement”), a copy of which is attached hereto as Exhibit 99.2.  He will receive a base salary of $750,000 per year, and he will be eligible for an annual bonus opportunity in an amount based upon 100% of his base salary, subject to the terms and conditions of the Company’s Executive Bonus Plan.  Pursuant to the Agreement, upon the commencement of his employment, the Company will award him a grant of approximately 53,900 restricted shares under the Company’s Omnibus Stock Incentive Plan (the number of shares is subject to potential adjustment based on the Company’s stock price, but will represent an amount approximately equivalent to 115% of his base salary), with specific performance criteria and structural terms established by the Company’s Compensation Committee, but anticipated to include the same criteria and terms as are included in grants made to other Company senior executives.  As additionally provided in the Agreement, and also upon the commencement of his employment, the Company will award him a grant of restricted shares with a value (determined as of the grant date) in an amount approximately equal to $475,000 (to offset certain benefits foregone at his previous employer).  The terms of this award will specify that 50% of the restricted shares will vest on the first anniversary of the date his employment commences, with the remaining 50% of the shares vesting on the second anniversary of the date his employment commences, assuming and subject to his continued employment on such vesting dates.  The Agreement also provides that Mr. Gould will receive perquisites commensurate with other executive officers of the Company, and he will participate in the Company’s various health and other employment benefit plans for which he is otherwise eligible in accordance with terms of the plans and policies in effect from time to time.

The Agreement is for a rolling one-year term, such that the remaining term is always one year (until a specified retirement age).  The Company may terminate the Agreement at any time, with or without cause, and Mr. Gould may voluntarily terminate the Agreement upon 90 days notice.  The Agreement provides for certain benefits in the event of various termination scenarios, including termination without cause, termination with cause, voluntary retirement or resignation, termination due to death or disability, and termination in connection with a “change in control” (as defined in the Agreement) of the Company.  The Agreement also contains provisions placing restrictions on Mr. Gould’s ability to compete with the Company for a period of one year following any termination of his employment.

The foregoing description of the Agreement and the compensation payable pursuant thereto is qualified in its entirety by reference to the Agreement, which is attached as an exhibit hereto.

Item 9.01    Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.

None.

(b)           Pro Forma Financial Information.

None.

(c)           Shell Company Transactions.

None.

(d)           Exhibits.

Exhibit No.	Description
99.1	Press release dated January 13, 2015, announcing the appointment of Jay D. Gould as Executive Vice President and Chief Operating Officer.
99.2	Employment and Change in Control Agreement of Jay D. Gould dated January 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERFACE, INC.

By:	/s/ Raymond S. Willoch
Raymond S. Willoch
Senior Vice President
Date: January 13, 2015

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated January 13, 2015, announcing the appointment of Jay D. Gould as Executive Vice President and Chief Operating Officer.
99.2	Employment and Change in Control Agreement of Jay D. Gould dated January 9, 2015.